Exhibit 99.1

Hanger Reports First Quarter 2020 Financial Results

Responds to the COVID-19 Pandemic through Operational and Cost Reduction Actions

AUSTIN, Texas, May 7, 2020 - Hanger, Inc. (NYSE: HNGR), a leading provider of orthotic and prosthetic (O&P) patient care services and solutions, today announced its financial results for the first quarter ended March 31, 2020.

Financial Highlights for the First Quarter of 2020

•	Net revenue was $233.7 million for the three months ended March 31, 2020, compared to $236.4 million for the same period in 2019, reflecting a decrease of 1.1 percent. Net same clinic revenue on a day-adjusted basis declined by 3.2 percent, due primarily to a decrease in patient volumes associated with the COVID-19 pandemic.

•	Net loss was $15.7 million for the three months ended March 31, 2020, compared to $7.0 million for the same period in 2019. The loss from operations was $9.2 million for the quarter compared to $2.0 million for the same period in 2019.

•	Adjusted EBITDA was $5.3 million in the first quarter of 2020, compared to $11.9 million for the same period in 2019, reflecting a decrease of $6.6 million. The decline in Adjusted EBITDA resulted primarily from lower revenues associated with decreases in patient volumes related to the COVID-19 pandemic which affected device deliveries in late March.

•	Income from operations and Adjusted EBITDA were also adversely affected in the quarter by an increase in bad debt expense of $1.9 million compared to the first quarter of 2019. This increase related to anticipated future write-offs of Products and Services customer accounts, driven primarily by declining credit conditions resulting from the economic impact of the COVID-19 pandemic.

•	GAAP loss per share was $0.42 for the first quarter of 2020, compared to a loss of $0.19 per share for the same period in 2019. Adjusted diluted loss per share was $0.28 for the three months ended March 31, 2020, compared to a loss per share of $0.16 for the same period in 2019.

•	In response to the COVID-19 pandemic, the Company implemented operational and cost reduction measures in late March 2020, including decreases in componentry purchases, a reduction in exempt employee and officer salaries, the furloughing of employees, reductions of operating hours and days of clinics, and temporarily delaying the implementation of its supply chain and financial systems project.

Vinit Asar, President and Chief Executive Officer of Hanger, Inc., stated, "Our highest priorities during the COVID-19 pandemic are to protect the safety of our patients and employees, and to continue to provide our patients with uninterrupted access to care." Asar continued, "We entered the year with positive momentum and had high expectations for 2020 prior to the onset of the COVID-19 pandemic. In response, we have taken necessary, but painful actions in the near term to ensure our ability to manage through this unprecedented public health crisis."

Complete reconciliations of GAAP to non-GAAP financial measures are provided in the tables located at the end of this press release.

Segment Results for Three Months Ended March 31, 2020

Patient Care Segment

For the three months ended March 31, 2020, Patient Care net revenue was $190.2 million, a decrease of $0.4 million, or 0.2 percent, compared to the same period in 2019. Total revenue for the segment includes $2.9 million of revenue from O&P clinics acquired in late 2018 and 2019, net of consolidations.

Net same clinic revenue on a day-adjusted basis declined by 3.2 percent during the quarter. This decrease was due to lower patient volumes in the last weeks of March primarily resulting from the impact of the COVID-19 pandemic. Revenue from prosthetics declined 0.6 percent in the quarter and net revenue from orthotics declined 5.7 percent. Prosthetics comprised 52.4 percent of Patient Care segment net revenue during the first quarter of 2020 as compared to 51.1 percent during the same period in 2019.

Income from operations in the Patient Care segment was $11.5 million during the first quarter of 2020, a decline of $4.2 million compared to the $15.8 million reported in the prior year. Adjusted EBITDA for the segment was $17.3 million, which reflected a $4.1 million or 19.0 percent decrease. Adjusted EBITDA margin in the segment totaled 9.1 percent compared to 11.2 percent during the first quarter of 2019. The decline in segment income and margin resulted primarily from lower revenue flow relating to reduced patient volumes. In addition, personnel costs increased $2.6 million compared to the prior year period and were primarily driven by the effect of acquisitions and annual merit increases.

Products & Services Segment

For the three months ended March 31, 2020, Products & Services net revenue totaled $43.6 million, a decline of 4.9 percent compared with the same period in 2019. Revenue from the distribution of O&P componentry declined by $1.5 million, or 4.5 percent, primarily from lower sales volumes of O&P componentry due to the COVID-19 pandemic in the final weeks of March, and to a lesser extent, the Company's decision to exit the distribution of certain low margin off-the-shelf orthotics into third-party channels. The Company anticipates the exit from these third-party distribution channels will lower distribution services revenue for the full year of 2020 by approximately $5 million, before any negative future impact from COVID-19. Therapeutic Solutions revenue declined $0.8 million, or 6.0 percent, due to client attrition.

Income from operations for the Products & Services segment decreased by $2.0 million in the first quarter of 2020 compared to the same period in 2019. Adjusted EBITDA for the Products & Services segment totaled $5.0 million for the first quarter of 2020, a $1.8 million decrease compared with the same period of 2019. Products & Services segment margins and earnings were negatively impacted by an increase in other operating costs, specifically an increase in bad debt expense of $1.9 million when compared to the first quarter of 2019. This increase is attributable to higher expected write-offs of customer accounts due primarily to declining credit conditions associated with the anticipated economic impact of the COVID-19 pandemic.

Commencing on January 1, 2020, the Company adopted FASB ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments which changed the methodology used to calculate expected credit losses.

Corporate & Other

Expenses associated with corporate and other activities increased by $1.0 million to $22.8 million for the quarter ended March 31, 2020 compared to the same period in 2019. The increase in Corporate & Other expenses primarily related to implementation costs incurred in connection with the Company's supply chain and financial systems project.

Excluding the effect of depreciation and amortization, excess third party professional fees, non-cash equity compensation expense and certain acquisition-related expenses, the net cost of corporate and other activities increased by $0.7 million to $17.1 million in the first quarter of 2020. The Company does not currently anticipate additional excess third party fees associated with financial remediation in future periods.

Net Income; Interest Expense

Interest expense totaled $8.3 million for the three month period ended March 31, 2020, a decline of $0.3 million from the prior year period.

For the three month period ended March 31, 2020, net loss was $15.7 million compared with a net loss of $7.0 million for the same period in 2019. GAAP diluted loss per share was $0.42, compared to a $0.19 loss per share in 2019. Adjusted diluted loss per share was $0.28 for the three months ended March 31, 2020, compared to a $0.16 loss per share for the same period in 2019.

Net Cash Provided by Operating Activities, Liquidity and Indebtedness

Cash flows used in operating activities for the three months ending March 31, 2020 were $22.0 million compared to $32.8 million for the same period in 2019. The Company benefited from improved cash collections during the first quarter as its days sales outstanding decreased from 52 days as of March 31, 2019 to 50 days as of March 31, 2020. The Company normally experiences a consumption of operating cash flow during the first quarter due to the payment of annual bonuses and the seasonality of its business.

On March 31, 2020, the Company had liquidity of $131.8 million, comprised of $115.9 million in cash and cash equivalents, and $15.8 million in available borrowing capacity under its revolving credit facility. This compares to total liquidity of $115.3 million as of March 31, 2019. As of May 6, 2020 the Company had liquidity of $142.1 million.

On May 4, 2020, the Company entered into an amendment to its Credit Agreement with lenders under its revolving credit facility that provides for, among other things, an increase in the Company's maximum allowable Consolidated First Lien Net Leverage Ratio to 5.25 times trailing twelve months Adjusted EBITDA for the period beginning in the second quarter of 2020 through the first quarter of 2021, 5.0 times for the second and third quarters of 2021 and 4.75 times for all subsequent quarters through the maturity of the facility in March 2023.

Under the amendment to the Credit Agreement, the calculation of Adjusted EBITDA for debt compliance purposes provides for the add-back of the direct earnings contribution of lost revenue attributable to the COVID-19 pandemic during the second and third quarters of 2020 up to certain maximum amounts. The Company has provided additional information regarding the amendment in its Current Report on Form 8-K filed with the Securities and Exchange Commission on May 7, 2020.

Impact of COVID-19 on the Second Quarter and Remainder of 2020

Beginning in the last weeks of March 2020, the Company's business volumes began to be adversely affected by the COVID-19 pandemic. As federal, state and local authorities implemented social distancing and suppression measures to respond to an increasing number of nationwide COVID-19 infections, the Company experienced a decrease in patient appointments at its patient care clinics and in its general business volumes in both of its segments. These adverse volume effects further expanded during April. During the month of April 2020, patient appointment volumes in our Patient Care clinics decreased by approximately 40 percent as compared with the same period in 2019. As of the end of April 2020, we had temporarily closed 27 patient care clinics and another 179 clinics were open for reduced hours or by appointment only. Billings for componentry delivered to independent providers of orthotics and prosthetics by the Company's distribution services business decreased by approximately 40 percent as well during the month of April 2020. Due to significant geographic, product mix and timing differences, there can be no assurance that these volumes or billing amounts will be reflective of the Company's results for the second quarter as a whole, and are solely provided for the purposes of giving context to the magnitude of the effect of the COVID-19 pandemic on the Company's business during April 2020.

In response to the COVID-19 pandemic, during the last week of March, the Company made certain changes to its operations, implemented a broad number of cost reduction measures, and temporarily delayed certain capital investment projects. The cost reduction and liquidity management strategies implemented by the Company have included, but not been limited to, reductions in componentry purchases, average salary reductions of 32 percent for exempt employees inclusive of officers, the voluntary and involuntary furloughing of employees, reductions in non-exempt employee hours, reductions in bonuses and commissions, the temporary reduction of operating hours and days of clinics, reductions in other operating expenses, deferral of the implementation of the supply chain and financial systems project, and the temporary delay of the Company's acquisitions of O&P providers.

While the Company cannot forecast with certainty the ultimate extent of the impacts from or the duration of the COVID-19 pandemic, or the degree to which the cost mitigation and liquidity management strategies it has implemented will offset declines in its cash flows caused by the COVID-19 pandemic, it does currently believe that these measures, when accompanied if necessary by additional funding sources, if available, and further cost reduction actions, will enable it to maintain sufficient liquidity throughout the remainder of 2020 and subsequent periods.

Conference and Webcast Details

The Company’s management team will host a conference call tomorrow, Friday, May 8, at 8:30 a.m. Eastern time to discuss the Company’s first quarter 2020 financial results and business outlook.

To participate, dial 866-270-1533 or 412-317-0797 outside the U.S. and Canada, and ask to be joined into the Hanger, Inc. call. A live webcast, replay of the call and earnings release, will be available on the Company’s Investor Relations website: www.investor.hanger.com/financial-reporting.

Additional Notes

A reconciliation of GAAP and non-GAAP financial results is included in the tables provided at the back of this press release. The Company has provided certain supplemental key statistics relating to its results for certain prior periods. These key statistics are non-GAAP measures used by the Company’s management to analyze the Company’s business results that are being provided for informational and analytical context.

Accompanying supplemental information will be posted to the Investor Relations section of Hanger’s web site at www.hanger.com/investors.

About Hanger, Inc. – Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HNGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions. Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with approximately 800 patient care locations nationwide. Through its Products & Services segment, Hanger distributes O&P devices, products and components, and provides rehabilitative solutions. With over 150 years of clinical excellence and innovation, Hanger’s vision is to lead the orthotic & prosthetic markets by providing superior patient care, outcomes, services and value. For more information on Hanger, visit www.hanger.com.

This earnings release contains statements that are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar words. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. We believe these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports. These statements involve risks, estimates, assumptions, and uncertainties that could cause actual results to differ materially from those expressed in these statements and elsewhere in this report. These uncertainties include, but are not limited to, the financial and business impacts of COVID-19 on our operations and the operations of our customers, suppliers, governmental and private payers and others in the healthcare industry and beyond; federal laws governing the health care industry; governmental policies affecting O&P operations, including with respect to reimbursement; failure to successfully implement a new enterprise resource planning system or other disruptions to information technology systems; the inability to successfully execute our acquisition strategy, including integration of recently acquired O&P clinics into our existing business; changes in the demand for our O&P products and services, including additional competition in the O&P services market; disruptions to our supply chain; our ability to enter into and derive benefits from managed-care contracts; our ability to successfully attract and retain qualified O&P clinicians; and other risks and uncertainties generally affecting the health care industry. For additional information and risk factors that could affect the Company, see its Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the three months ended March 31, 2020, as filed with the Securities and Exchange Commission. The information contained in this press release is made only as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

SOURCE Hanger, Inc.

Investor Relations Contacts:

Thomas Kiraly, Executive Vice President and Chief Financial Officer, Hanger, Inc.

512-777-3600

tkiraly@hanger.com

Seth Frank, Vice President, Treasury and Investor Relations, Hanger, Inc.

512-777-3573

sfrank@hanger.com

###

Table 1

Hanger, Inc.

Condensed Consolidated Statements of Operations

(Unaudited - in thousands, except share and per share amounts)

	For the Three Months Ended March 31,
	2020	2019
Net revenues	$233,739	$236,419
Material costs	77,241	78,377
Personnel costs	89,185	86,711
Other operating costs	35,886	33,555
General and administrative expenses	28,373	28,282
Professional accounting and legal fees	3,396	2,700
Depreciation and amortization	8,831	8,773
Loss from operations	(9,173)	(1,979)
Interest expense, net	8,269	8,538
Non-service defined benefit plan expense	158	173
Loss before income taxes	(17,600)	(10,690)
Benefit for income taxes	(1,852)	(3,739)
Net loss	$(15,748)	$(6,951)

Basic and Diluted Per Common Share Data:
Basic and diluted loss per share	$(0.42)	$(0.19)
Weighted average shares used to compute basic and diluted earnings per common share	37,541,452	37,001,977

Table 2

Hanger, Inc.

Condensed Consolidated Balance Sheets

(Unaudited - in thousands)

	As of March 31,	As of December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$115,949	$74,419
Accounts receivable, net	128,882	159,359
Inventories	67,255	68,204
Income taxes receivable	4,434	—
Other current assets	15,669	13,673
Total current assets	332,189	315,655
Non-current assets:
Property, plant, and equipment, net	88,835	84,057
Goodwill	232,254	232,244
Other intangible assets, net	16,586	17,952
Deferred income taxes	69,893	70,481
Operating lease right-of-use assets	115,250	110,559
Other assets	14,180	11,305
Total assets	$869,187	$842,253

TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Current portion of long-term debt	$7,926	$8,752
Accounts payable	47,189	48,477
Accrued expenses and other current liabilities	58,245	55,825
Accrued compensation related costs	22,835	61,010
Current portion of operating lease liabilities	32,878	34,342
Total current liabilities	169,073	208,406

Long-term liabilities:
Long-term debt, less current portion	568,502	490,121
Operating lease liabilities	95,200	88,418
Other liabilities	52,412	45,804
Total liabilities	885,187	832,749

Shareholders’ (deficit) equity:
Common stock	380	376
Additional paid-in capital	353,677	354,326
Accumulated other comprehensive loss	(21,424)	(12,551)
Accumulated deficit	(347,937)	(331,951)
Treasury stock, at cost	(696)	(696)
Total shareholders’ (deficit) equity	(16,000)	9,504
Total liabilities and shareholders’ (deficit) equity	$869,187	$842,253

Table 3

Hanger, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited - in thousands)

	For the Three Months Ended March 31,
	2020	2019
Cash flows used in operating activities:
Net loss	$(15,748)	$(6,951)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,831	8,773
Provision (benefit) for doubtful accounts	1,928	(20)
Share-based compensation expense	3,501	3,265
Deferred income taxes	3,476	(3,749)
Amortization of debt discounts and issuance costs	409	375
Gain on sale and disposal of fixed assets	(411)	(481)
Changes in operating assets and liabilities:
Accounts receivable, net	28,229	10,395
Inventories	949	(880)
Other current assets and other assets	(3,989)	(1,433)
Income taxes	(5,303)	(355)
Accounts payable	(4,757)	(6,511)
Accrued expenses and other current liabilities	(385)	492
Accrued compensation related costs	(38,175)	(32,970)
Other liabilities	(1,153)	(1,829)
Operating lease liabilities, net of amortization of right-of-use assets	628	(921)
Net cash used in operating activities	(21,970)	(32,800)
Cash flows used in investing activities:
Purchase of property, plant, and equipment	(6,526)	(6,897)
Purchase of therapeutic program equipment leased to third parties under operating leases	(2,286)	(1,429)
Acquisitions, net of cash acquired	(26)	(27,679)
Purchase of company-owned life insurance investment	(250)	—
Proceeds from sale of property, plant, and equipment	595	980
Net cash used in investing activities	(8,493)	(35,025)
Cash flows provided by (used in) financing activities:
Repayment of term loan	(1,263)	(1,263)
Borrowings under revolving credit agreement	79,000	—
Payment of employee taxes on share-based compensation	(4,146)	(3,626)
Payment on seller notes	(1,446)	(1,773)
Payment of financing lease obligations	(152)	(116)
Net cash provided by (used in) financing activities	71,993	(6,778)
Increase (decrease) in cash and cash equivalents	41,530	(74,603)
Cash and cash equivalents at beginning of period	74,419	95,114
Cash and cash equivalents at end of period	$115,949	$20,511

Table 4

Hanger, Inc.

Segment Information: Revenue, EBITDA and Adjusted EBITDA

(Unaudited - in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, impairments of intangible assets, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, debt extinguishment costs, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, and certain other charges.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended March 31,
	2020	2019
Net Revenue (a)
Patient Care	$190,183	$190,601
Products & Services	43,556	45,818
Net revenue	$233,739	$236,419

EBITDA (b)
Patient Care	$16,013	$20,309
Products & Services	4,832	6,641
Corporate & Other	(21,187)	(20,156)
EBITDA (Non-GAAP)	$(342)	$6,794

Adjusted EBITDA (b)
Patient Care	$17,326	$21,392
Products & Services	5,037	6,885
Corporate & Other	(17,098)	(16,409)
Adjusted EBITDA (Non-GAAP)	$5,265	$11,868

(a) Excludes intersegment revenue.
(b) EBITDA and Adjusted EBITDA are "Non-GAAP" measures. Please refer to both Table 6 and Table 7 for a reconciliation of these measures to GAAP net income.

Table 5

Hanger, Inc.

Reconciliation of Net Loss and Loss Per Share to

Adjusted Net Loss and Adjusted Loss Per Share

(Unaudited - in thousands, except share and per share amounts)

Earnings Per Share (or “EPS”) is defined as net income divided by our diluted common shares during the applicable period. Adjusted EPS is defined as EPS adjusted for impairments of intangible assets, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, debt extinguishment costs, severance expenses, certain expenses incurred in connection with our acquisitions, and certain other charges.

We utilize Adjusted EPS to assess our operating and financial performance. We believe that this measure enhances a user’s understanding of normal operating results excluding certain charges.

Adjusted EPS is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of Adjusted EPS is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. Adjusted EPS may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended March 31,
	2020	2019
Net loss - as reported (GAAP)	$(15,748)	$(6,951)

Adjustments:
Amortization expense	1,491	1,230
Third-party professional fees	1,638	1,649
Acquisition-related expenses	333	170
Hanger Supply Chain implementation costs	135	—
Severance expenses	—	(10)
Adjustments prior to tax effect	$3,597	$3,039
Tax effect of specified adjustments (a)	1,509	(1,903)
Adjustments after taxes	5,106	1,136
Adjusted net loss (Non-GAAP)	$(10,642)	$(5,815)

Basic and diluted loss per share - as reported (GAAP)	$(0.42)	$(0.19)
Effect of above listed specified adjustments	0.14	0.03
Adjusted basic and diluted loss per share - as reported (Non-GAAP)	$(0.28)	$(0.16)

Shares used to compute basic and diluted loss per share	37,541,452	37,001,977

(a) “Tax effect of specified adjustments” reflects the difference between the Company's effective provision for taxes and the application of a combined federal and state statutory tax rate of 24% for the 2020 and 2019 periods to the Company's earnings from operations before taxes, after the incorporation of the identified adjustments above.

Table 6

Hanger, Inc.

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

(Unaudited - in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, impairments of intangible assets, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, debt extinguishment costs, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, and certain other charges.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended March 31,
	2020	2019
Net loss - as reported (GAAP)	$(15,748)	$(6,951)

Adjustments to calculate EBITDA:
Depreciation and amortization	8,831	8,773
Interest expense, net	8,269	8,538
Non-service defined benefit plan expense	158	173
Benefit for income taxes	(1,852)	(3,739)
Adjustments - net (loss) income to EBITDA	15,406	13,745
EBITDA (Non-GAAP)	(342)	6,794

Further adjustments to calculate Adjusted EBITDA:
Third-party professional fees	1,638	1,649
Equity-based compensation	3,501	3,265
Acquisition-related expenses	333	170
Hanger Supply Chain implementation costs	135	—
Severance expenses	—	(10)
Further adjustments - EBITDA to Adjusted EBITDA	5,607	5,074
Adjusted EBITDA (Non-GAAP)	$5,265	$11,868

Table 7

Hanger, Inc.

Segment Reconciliation of (Loss) Income From Operations to EBITDA and Adjusted EBITDA

(Unaudited - in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, impairments of intangible assets, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, debt extinguishment costs, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, and certain other charges.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended March 31,
	2020	2019
Patient Care
Income from operations - as reported (GAAP)	$11,537	$15,757
Depreciation & amortization	4,476	4,552
EBITDA (Non-GAAP)	16,013	20,309
Further adjustments to calculate Adjusted EBITDA:
Equity-based compensation	1,178	1,094
Hanger Supply Chain implementation costs	135	—
Severance expenses	—	(11)
Further adjustments - EBITDA to Adjusted EBITDA	1,313	1,083
Adjusted EBITDA (Non-GAAP)	17,326	21,392

Products & Services
Income from operations - as reported (GAAP)	2,080	4,098
Depreciation & amortization	2,752	2,543
EBITDA (Non-GAAP)	4,832	6,641
Further adjustments to calculate Adjusted EBITDA:
Equity-based compensation	205	244
Hanger Supply Chain implementation costs	—	—
Severance expenses	—	—
Further adjustments - EBITDA to Adjusted EBITDA	205	244
Adjusted EBITDA (Non-GAAP)	5,037	6,885

Corporate & Other
Loss from operations - as reported (GAAP)	(22,790)	(21,834)
Depreciation & amortization	1,603	1,678
EBITDA (Non-GAAP)	(21,187)	(20,156)
Further adjustments to calculate Adjusted EBITDA:
Third-party professional fees	1,638	1,649
Equity-based compensation	2,118	1,927
Acquisition related expenses	333	170
Severance expenses	—	1
Further adjustments - EBITDA to Adjusted EBITDA	4,089	3,747
Adjusted EBITDA (Non-GAAP)	(17,098)	(16,409)
Total Adjusted EBITDA (Non-GAAP)	$5,265	$11,868

Table 8

Hanger, Inc.

Indebtedness

(Unaudited - in thousands)

	As of March 31,	As of December 31,
	2020	2019
Debt:
Term Loan B	$494,900	$496,163
Revolving credit facility	79,000	—
Seller notes	7,594	9,005
Finance lease liabilities and other	2,867	2,033
Total debt before unamortized discount and debt issuance costs	584,361	507,201
Unamortized discount and debt issuance costs, net	(7,933)	(8,328)
Total debt	$576,428	$498,873

Current portion of long-term debt:
Term Loan B	$5,050	$5,050
Seller notes	2,210	3,175
Finance lease liabilities and other	666	527
Total current portion of long-term debt	7,926	8,752
Long-term debt	$568,502	$490,121

Net indebtedness:
Total debt before unamortized discount and debt issuance costs	584,361	507,201
Cash and cash equivalents	(115,949)	(74,419)
Net indebtedness	$468,412	$432,782

Table 9

Hanger, Inc.

Key Operating Metrics

	As of and For the Three Months Ended March 31,
	2020	2019

Same clinic revenue:
Decline rate on net revenue	(1.7)%	(1.6)%
Decline rate day adjusted (a)	(3.2)%	(0.1)%

Clinical locations:
Patient care clinics	694	697
Satellite clinics	110	104
Total clinical locations	804	801

(a) Same Clinic Revenue per Day - Same Clinic Revenue per Day normalizes revenue for the number of days a clinic was open in each comparable period. These measures are both non-GAAP and unaudited.